SCHEDULE 14A

(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

PIEDMONT OFFICE REALTY TRUST, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 30, 2008

Dear Stockholder:

Attached for your review is a notice of the 2008 Annual Meeting of Stockholders and Proxy Statement for Piedmont Office Realty Trust, Inc (“Piedmont”). We are asking you to read the enclosed materials and to vote on the election of your Board of Directors. You will find much more detail about the Director nominees in the attached documents.

YOUR VOTE IS VERY IMPORTANT. To help us avoid potential delays and additional expense to solicit votes, we ask that you review the documents thoroughly and submit your vote as soon as possible in advance of the Annual Meeting on September 17, 2008.

If you have any questions, please call your financial advisor or call a Piedmont Investor Services Specialist at 800-557-4830, Monday through Wednesday, 8:15 a.m. to 6:30 p.m., and Friday, 8:15 a.m. to 5:30 p.m. (ET). Investor Services also may be reached via e-mail at investor.services@PiedmontREIT.com. To view our latest company regulatory filings and updates, including Form 8-K filings, please visit our Web site at www.PiedmontREIT.com.

Thank you for your support of Piedmont and for your prompt vote. We greatly value our relationship with you and will continue to keep you informed in the days ahead regarding your investment.

Sincerely,

/s/ Donald A. Miller, CFA

Donald A. Miller, CFA

Chief Executive Officer

Piedmont Office Realty Trust, Inc.

OFFICIAL NOTICE OF ANNUAL MEETING

PIEDMONT OFFICE REALTY TRUST, INC.

11695 Johns Creek Parkway, Suite 350

Johns Creek, Georgia 30097

Proxy Statement and

Notice of Annual Meeting of Stockholders

To Be Held September 17, 2008

Dear Stockholder:

On Wednesday, September 17, 2008, Piedmont Office Realty Trust, Inc. (“Piedmont”), a Maryland corporation, will hold its 2008 annual meeting of stockholders (the “Annual Meeting”) at the Metropolitan Club , 5895 Windward Parkway., Alpharetta, Georgia 30005. The meeting will begin at 11:00 a.m. eastern time.

The purpose of this Annual Meeting is to consider and to vote upon a proposal to elect seven directors to hold office for one-year terms expiring in 2009 and to transact any other business as may properly come before the meeting.

Your board of directors has selected July 22, 2008 as the record date for determining stockholders entitled to vote at the meeting.

Copies of our 2007 annual report to stockholders (our “Annual Report”) have previously been mailed to our stockholders. This proxy statement and proxy card are being mailed to you on or about July 30, 2008.

WHETHER YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED AS EARLY AS POSSIBLE. YOU HAVE THE FOLLOWING THREE OPTIONS FOR SUBMITTING YOUR VOTES BY PROXY: (1) VIA THE INTERNET; (2) BY TELEPHONE; OR (3) BY MAIL, USING THE ENCLOSED PROXY CARD. BECAUSE WE ARE A WIDELY-HELD REIT WITH MORE THAN 110,000 STOCKHOLDERS, YOUR VOTE IS VERY IMPORTANT! YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE PIEDMONT SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

BY ORDER OF THE BOARD OF DIRECTORS

Robert E. Bowers

Chief Financial Officer, Executive Vice President, Secretary and Treasurer

Atlanta, Georgia

July 30, 2008

i

QUESTIONS AND ANSWERS

We are providing you with this proxy statement, which contains information about the items to be voted upon at our Annual Meeting. To make this information easier to understand, we have presented some of the information below in a question and answer format.

Q:	Will my vote make a difference?

A:	Yes. Your vote is needed to ensure that the election of board members can be acted upon. Because we are a widely-held REIT (with approximately 110,000 stockholders and, unlike most other public companies, no large brokerage houses own substantial blocks of our shares), YOUR VOTE IS VERY IMPORTANT! Your immediate response will help avoid potential delays and may save Piedmont significant additional expenses associated with soliciting stockholder votes. We encourage you to participate in the governance of Piedmont.

Q:	Why did you send me this Proxy Statement and proxy card?

A:	You are receiving a Proxy Statement and proxy card from us because you own shares of our common stock. This Proxy Statement describes a proposal on which we would like you, as a stockholder, to vote. It also gives you information on this proposal so that you can make an informed decision.

When you sign the proxy card, you appoint Donald A. Miller, CFA, our Chief Executive Officer, and Robert E. Bowers, our Chief Financial Officer, as your representatives at the Annual Meeting. Messrs. Miller and Bowers will vote your shares at the Annual Meeting as you have instructed them on the proxy card. This way, your shares will be voted whether or not you attend the Annual Meeting. Even if you plan to attend the Annual Meeting, it is a good idea to complete, sign and return your proxy card, vote by telephone or vote over the Internet in advance of the Annual Meeting just in case your plans change.

If an issue comes up for vote at the Annual Meeting that is not on the proxy card, Messrs. Miller and Bowers will vote your shares, under your proxy, at their discretion.

Q:	When is the Annual Meeting and where will it be held?

A:	The Annual Meeting will be held on Wednesday, September 17, 2008, at 11:00 a.m. (eastern time) at the Metropolitan Club, 5895 Windward Parkway, Alpharetta, Georgia 30005.

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by the board of directors of Piedmont Office Realty Trust, Inc.

Q:	What is the record date?

A:	The record date is set for July 22, 2008. Only holders of record of common stock as of the close of business on this date will be entitled to vote at the Annual Meeting.

Q:	How many shares of common stock are outstanding and can vote?

A:	As of the record date, there were approximately 476,091,738 shares of our common stock issued and outstanding. Every stockholder is entitled to one vote for each share of common stock held. Only shares of common stock outstanding as of the record date will be eligible to vote at the Annual Meeting.

Q:	How many votes do you need to hold the Annual Meeting?

A:	In order for us to conduct the Annual Meeting, we must have a quorum, which means that a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the Annual Meeting. Your shares will be counted as present at the Annual Meeting if you:

•	vote over the Internet or by telephone,

•	properly submit a proxy card (even if you do not provide voting instructions), or

•	attend the Annual Meeting and vote in person.

Q:	On what items am I voting?

A:	You are being asked to vote on the Election of Directors—the election of seven nominees to serve on the board of directors.

No cumulative voting rights are authorized, and dissenter’s rights are not applicable to the matter being voted upon.

Q:	How do I vote?

A:	If you are a registered stockholder, meaning that your shares are registered in your name, you have four voting options:

•	over the Internet at the web address shown on your proxy card (if you have access to the Internet, we encourage you to vote in this manner),

•	by telephone through the number shown on your proxy card,

•	by signing your proxy card and mailing it in the enclosed prepaid and addressed envelope, or

•	by attending the Annual Meeting and voting in person.

If you have Internet access, we encourage you to record your vote on the Internet. It is convenient, and it saves Piedmont significant postage and processing costs. In addition, when you vote via the Internet or by phone prior to the meeting date, your vote is recorded immediately and there is no risk that postal delays will cause your vote to arrive late and, therefore, not be counted. For further instructions on voting, see your enclosed proxy card in this Proxy Statement.

Q:	How may I vote for the nominees for director?

A:	With respect to the election of nominees for director, you may:

•	vote FOR ALL seven nominees for director;

•	FOR ALL EXCEPT which will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided; or

•	WITHHOLD ALL which will be considered a vote against all director nominees.

Each of the seven nominees for election as a director will be elected at the Annual Meeting if a quorum is present at the Annual Meeting and at least a majority of shares present in person or by proxy and entitled to vote at such meeting vote in favor of such director for election. If you sign your proxy card with no further instructions, your shares will be counted as a vote FOR ALL director nominees.

Q:	What happens if a nominee is unable to stand for election?

A:	If a nominee is unable to stand for election, the board of directors may, by resolution, provide for a lesser number of directors or designate a substitute nominee. If the board of directors designates a substitute nominee, shares represented by proxies voted for the nominee who is unable to stand for election will be voted for the substitute nominee.

Q:	How does the board of directors recommend I vote on the proposal?

A:	The board of directors recommends a vote FOR ALL nominees for election as director who are named as such in this Proxy Statement.

Q:	What if I return my proxy card and then change my mind?

A:	You have the right to revoke your proxy at any time before the meeting by:

•	voting again over the Internet or by telephone before 11:59 p.m., Eastern Time, on September 16, 2008;

•	giving written notice to Robert E. Bowers, our Secretary;

•	attending the Annual Meeting and voting in person; or

•	timely delivery of a new, valid proxy card bearing a later date.

Q:	How will the proxies be voted?

A:	Any proxy, if it is received in time, is properly signed and is not revoked, will be voted at the Annual Meeting in accordance with the directions of the stockholder signing the proxy. If you return a signed proxy card but do not provide voting instructions, your shares will be voted FOR ALL of the seven nominees to serve on the board of directors.

Q:	Are voting procedures different if I hold my shares in the name of a broker, bank or other nominee?

A:	If your shares are held in “street name” through a broker, bank or other nominee, please refer to the instructions they provide regarding how to vote your shares or to revoke your voting instructions. The availability of telephone and Internet voting depends on the voting processes of the broker, bank or other nominee.

Q:	What are the effects of abstentions and broker non-votes?

A:	Abstentions with respect to a proposal are counted for purposes of establishing a quorum.

With respect to the proposal to elect seven nominees to our board of directors, abstentions will have the effect of a vote against such proposals.

If your shares are held in “street name” through a broker, bank or other nominee and you do not vote your shares, your broker, bank or other nominee may vote your shares on your behalf under certain circumstances.

On “routine” matters, such as the election of directors, brokerage firms have authority to vote their customers’ shares if their customers do not provide voting instructions. When a brokerage firm votes its customers’ shares on a routine matter without receiving voting instructions, these shares are counted both for establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against the routine matter.

On “non-routine” matters, the brokerage firm cannot vote the shares on that proposal if it has not received voting instructions from the beneficial owner of such shares. A “broker non-vote” occurs when a beneficial owner fails to provide voting instructions to his or her broker as to how to vote shares held by the broker in street name and the broker does not have discretionary authority to vote without instructions. There are no non-routine matters being voted on at this Annual Meeting.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Annual Meeting other than as set forth herein, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to Donald A. Miller, CFA, our Chief Executive Officer and Robert E. Bowers, our Chief Financial Officer, or either of them, to vote on such matters in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion.

Q:	Who pays the cost of this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to these mailed proxy materials, our employees, employees of our service providers, including Wells Real Estate Funds, Inc. (“Wells REF”), a service provider under the Transition Services Agreement described in further detail herein, and The Bank of New York may also solicit proxies in person, by telephone, or by other means of communication. Our employees and employees of Wells REF will not be paid any additional compensation for soliciting proxies. The Bank of New York will be paid an administrative fee of approximately $4,000 and $0.22 per phone vote and $0.07 per internet vote, plus out-of-pocket expenses for its basic solicitation services, which include review of proxy materials, dissemination of brokers search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. We may also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to beneficial owners.

Q:	Is this Proxy Statement the only way that proxies are being solicited?

A:	No. In addition to mailing proxy solicitation material, our directors and employees, as well as third party proxy service companies we retain, may also solicit proxies in person, via the internet, by telephone or by any other electronic means of communication we deem appropriate.

Q:	If I plan to attend the Annual Meeting in person, should I notify anyone?

A:	While you are not required to notify anyone in order to attend the Annual Meeting, if you do plan to attend the meeting, we would appreciate it if you would mark the appropriate box on the enclosed proxy card to let us know how many stockholders will be attending the meeting so that we will be able to prepare a suitable meeting room for the attendees.

Q:	How can I get additional copies of this Proxy Statement or other information filed with the SEC relating to this solicitation?

A:	You may obtain additional copies of this Proxy Statement, our 2007 Annual Report on Form 10-K and all other relevant documents filed by us with the SEC free of charge at the SEC’s Web site located at www.sec.gov, from our Web site at www.piedmontreit.com, or by calling our Investor Services Department at 1-800-557-4830.

In addition, we file annual, quarterly and special reports, Proxy Statements and other information with the Securities and Exchange Commission (SEC). Our SEC filings are available to the public on the website maintained by the SEC at http://www.sec.gov. You may also read and copy any reports, statements or other information we file with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, DC 20549. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information regarding the public reference facilities.

PROPOSAL :

ELECTION OF DIRECTORS

At the Annual Meeting, you and the other stockholders will vote on the election of all seven members of our board of directors. Those persons elected will serve as directors until the next annual meeting and until the election and qualification of their successors. The board of directors has nominated the following people for re-election as directors:

Name	Age	Position(s)
W. Wayne Woody, Chairman	66	Director* and Chairman of the Board of Directors
Michael R. Buchanan	60	Director*
Wesley E. Cantrell	73	Director*
William H. Keogler, Jr.	62	Director*
Frank C. McDowell	59	Director*
Donald S. Moss	72	Director*
Donald A. Miller, CFA	46	Chief Executive Officer, President and Director

*	Indicates that such director is considered independent under the NYSE independence standards as determined by our board of directors.

The following is detailed information regarding each of the nominees:

W. Wayne Woody has served as an independent director of our company since 2003 and he was appointed Chairman of the board of directors on May 9, 2007. He served as the Interim Chief Financial Officer for Legacy Investment Group, a boutique investment firm, from 2000 to 2001. From 1968 until his retirement in 1999, Mr. Woody was employed by KPMG LLP and its predecessor firms, Peat Marwick Mitchell & Co. and Peat Marwick Main. As a Senior Partner of KMPG, he served in a number of key positions, including Securities and Exchange Commission Reviewing Partner and Partner-in-Charge of Professional Practice and Firm Risk Management for the southeastern United States and Puerto Rico. Mr. Woody was also a member of the board of directors of KPMG from 1990 through 1994. Prior to joining KPMG, Mr. Woody was the Principal Budget Analyst for the State of Georgia Office of Planning and Budget, where he reviewed, analyzed and presented the Governor’s budget proposals to the state legislature. Mr. Woody is a former Chairman of the Audit Committee for the City of Atlanta. He is also a director and the former Chairman of the Audit Committee of the Metropolitan Atlanta Chapter of the American Red Cross. Mr. Woody is a former member of the board of directors for the Metropolitan Atlanta Chapter of the American Heart Association. Since 2003, he has served as a director of American HomePatient, Inc., a publicly traded home health care provider, and as a trustee of the Wells Family of Real Estate Funds. Prior to April 16, 2007, he was also a director of Wells Real Estate Investment Trust II, Inc. In addition, he formerly served as a trustee and chairman of the Finance Committee for the Georgia State University Foundation. Mr. Woody previously served a three-year term as Chairman of the Board of Trustees of the Georgia Center for the Visually Impaired. Mr. Woody received a Bachelor of Science degree from Middle Tennessee State University and a Master’s of Business Administration degree from Georgia State University. He is a retired Certified Public Accountant in Georgia and North Carolina.

Michael R. Buchanan has served as an independent director of our company since 2002. Mr. Buchanan also currently serves as director of D.R. Horton, Inc., a publicly held residential development company. He was employed by Bank of America, N.A. and its predecessor banks, NationsBank and C&S National Bank, from 1972 until his retirement in March 2002. Mr. Buchanan has over 30 years of real estate banking and financial experience and, while at Bank of America, he held several key positions, including Managing Director of the Real Estate Banking Group, where he managed approximately 1,100 associates in 90 offices from 1998 until his retirement. This group was responsible for providing real estate loans, including construction, acquisition, development and bridge financing for the commercial and residential real estate industry, as well as providing structured financing for REITs. Mr. Buchanan served as a trustee of Wells Family of Real Estate Funds from

2002 to 2008. Mr. Buchanan is a graduate of the University of Kentucky where he earned a Bachelor of Economics degree and a Master’s of Business Administration degree. He also attended Harvard University in the graduate program for management development.

Wesley E. Cantrell has served as an independent director of our company since 2007. He was employed by Lanier Worldwide, Inc. (formerly NYSE: LR), a global document management company, from 1955 until his retirement in 2001. While at Lanier, Mr. Cantrell served in a number of key positions, including President from 1977 to 1987, President and Chief Executive Officer from 1987-1999, and Chairman and Chief Executive Officer from 1999 to 2001. During his time at Lanier, Mr. Cantrell oversaw the company’s sales increase from less than $100 million to over $1.4 billion and successfully transitioned the company through several major technology changes while repositioning a competitive U.S.- based company into a global competitor. More recently, in May 2007, Mr. Cantrell co-authored the book, High-Performance Ethics: 10 Timeless Principles for Next-Generation Leadership. The book emphasizes integrity and ethical decision-making as essential elements for any successful business. Mr. Cantrell is currently a director for AnnTaylor Stores Corporation (NYSE: ANN), a publicly traded women’s specialty retailer listed on the NYSE, and previously served as a director for First Union National Bank of Atlanta. Mr. Cantrell graduated from the Southern Technical Institute with highest honors and was awarded an honorary doctorate from Southern Polytechnic State University.

William H. Keogler, Jr. has served as an independent director of our company since 1998. From December 1974 to July 1982, Mr. Keogler was employed by Robinson-Humphrey, Inc., an investment banking company, brokerage and trading firm, as the Director of Fixed Income Trading Departments responsible for municipal bond trading and municipal research, corporate and government bond trading, unit trusts and SBA/FHA loans, as well as being a member of the board of directors. From July 1982 to October 1984, Mr. Keogler was Executive Vice President, Chief Operating Officer, Chairman of the Executive Investment Committee and member of the board of directors and Chairman of the Managed Funds Association Advisory Board for the Financial Service Corporation. In March 1985, Mr. Keogler founded Keogler, Morgan & Company, Inc., a full-service brokerage firm, and Keogler Investment Advisory, Inc., an investment advisory firm, in which he served as Chairman of the Board, President and Chief Executive Officer. In January 1997, both companies were sold to SunAmerica, Inc., a publicly traded NYSE-listed company. Mr. Keogler continued to serve as President and Chief Executive Officer of these companies until his retirement in January 1998. In addition, Mr. Keogler has served as a trustee of Wells Family of Real Estate Funds since 2001.

Frank C. McDowell has served as an independent director of our company since June 13, 2008. From 1995 until his retirement in 2004, Mr. McDowell served as President, Chief Executive Officer and Director of BRE Properties, Inc., a self-administered equity REIT, which owns and operates income-producing properties, primarily apartments, in selected Western U.S. markets. From 1992 to 1995, Mr. McDowell was chairman and CEO of Cardinal Realty, the nation's fifteenth largest apartment management company and the nineteenth largest owner of multifamily housing at the time. Before joining Cardinal Realty Services, Mr. McDowell had served as a senior executive and head of real estate at First Interstate Bank of Texas and Allied Bancshares, where he had responsibility for regional management, real estate lending and problem asset workout. Mr. McDowell holds a Masters Degree in Business Administration from the University of Texas at Austin, where he also earned his undergraduate degree. Mr. McDowell was also a licensed CPA in Texas from 1973 - 1993.

Donald S. Moss has served as an independent director of our company since 1998. He was employed by Avon Products, Inc. (NYSE: AVP), a publicly traded global beauty company listed on the NYSE, from 1957 until his retirement in 1986. While at Avon, Mr. Moss served in a number of key positions, including Vice President and Controller from 1973 to 1976, Group Vice President of Operations-Worldwide from 1976 to 1979, Group Vice President of Sales-Worldwide from 1979 to 1980, Senior Vice President-International from 1980 to 1983, and Group Vice President-Human Resources and Administration from 1983 until his retirement in 1986. Mr. Moss served as a trustee of the Wells Family of Real Estate Funds 1998 until 2008 and has served as a director of Wells Timberland REIT, Inc. since 2006. Prior to April 16, 2007, he also served as a director of Wells Real Estate Investment Trust II, Inc. Mr. Moss was also a member of the board of directors of Avon Canada,

Avon Japan, Avon Thailand, and Avon Malaysia from 1980 to 1983. Mr. Moss is a former director of The Atlanta Athletic Club. He was the National Treasurer and a director of the Girls Clubs of America from 1973 to 1976. Mr. Moss attended the University of Illinois where he majored in business.

Donald A. Miller, CFA, has served as our Chief Executive Officer, President, and a member of our board of directors since February 2007. From 2003 to 2007, Mr. Miller was a Vice President of Wells REF and a Senior Vice President of Wells Capital, Inc. (“Wells Capital”) In such capacities, he was responsible for directing all aspects of the acquisitions, dispositions, property management, construction and leasing groups for Wells REF, Wells Capital and their affiliates in connection with these entities providing services to our company under advisory, asset management and property management agreements to which we were a party prior to April 16, 2007. Prior to joining Wells REF and Wells Capital, Mr. Miller joined and ultimately headed the U.S. equity real estate operations, including acquisitions, dispositions, financing and investment management, of Lend Lease, a leading international commercial office, retail and residential property group from 1994 to 2003. Prior to joining Lend Lease, Mr. Miller was responsible for regional acquisitions for Prentiss Properties Realty Advisors, a predecessor entity to Prentiss Properties Trust, a publicly traded, self-administered and self-managed real estate investment trust (which was acquired by Brandywine Realty Trust in 2005). Earlier in his career, Mr. Miller worked in the pension investment management department of Delta Air Lines and was responsible for real estate and international equity investment programs. Mr. Miller is a Chartered Financial Analyst. He received a B.A. from Furman University in Greenville, South Carolina. He is a member of Urban Land Institution (ULI), National Association of Industrial and Office Properties (NAIOP) and the National Association of Real Estate Investment Trusts (NAREIT).

Vote Required; Recommendation

Each of the seven nominees for election as a director will be elected at the Annual Meeting if a quorum is present at the Annual Meeting and a majority of shares present in person or by proxy and entitled to vote at such meeting vote in favor of such director for election. A properly executed proxy marked “FOR ALL” will be considered a vote in favor of all nominees for election as director. A properly executed proxy marked “FOR ALL EXCEPT” will be considered a vote in favor of all nominees EXCEPT those nominees you specifically list in the space provided. A properly executed proxy marked “WITHHOLD ALL” will be considered a vote against all director nominees. Your board of directors unanimously recommends a vote “FOR ALL” nominees listed for election as directors.

CERTAIN INFORMATION ABOUT MANAGEMENT

Executive Officers

Name	Age	Position(s)
Donald A. Miller, CFA	46	Chief Executive Officer, President and Director
Robert E. Bowers	51	Chief Financial Officer, Executive Vice President, Secretary, and Treasurer
Laura P. Moon	37	Senior Vice President and Chief Accounting Officer
Raymond L. Owens	50	Executive Vice President—Capital Markets
Carroll A. Reddic, IV	42	Executive Vice President—Real Estate Operations

The following is detailed information about each of our executive officers other than Mr. Miller whose biographical information is included under “Election of Directors” above.

Robert E. Bowers has served as our Chief Financial Officer since April 2007. A 24-year veteran of the financial services industry, Mr. Bowers’ experience includes investor relations, debt and capital infusion, structuring of initial public offerings, budgeting and forecasting, financial management and strategic planning. From 2004 until 2007, he served as Chief Financial Officer and Vice President of Wells REF and was a Senior Vice President of Wells Capital. Prior to joining Wells REF and Wells Capital in 2004, Mr. Bowers served as a business financial consultant, and provided strategic financial counsel to a range of organizations, including venture capital funds, public corporations and businesses considering listing on a national securities exchange. Mr. Bowers was previously Chief Financial Officer of NetBank, Inc. from 1997 to 2002. While at NetBank, he participated in the company’s initial public offering and subsequent secondary offerings, and directed all SEC and regulatory reporting and compliance. From 1984 to 1995, Mr. Bowers was Chief Financial Officer and Director of Stockholder Systems, Inc., a Norcross, Georgia-based financial applications company. When CheckFree Corporation, a pioneer in the electronic bill payment industry, acquired Stockholder Systems in 1995, Mr. Bowers headed the merger negotiation team and became Chief Financial Officer of the combined organization. Mr. Bowers began his career in 1978 as an audit manager for Arthur Andersen & Company in Atlanta. Mr. Bowers earned a Bachelor of Science in Accounting from Auburn University, where he graduated summa cum laude. He is a Certified Public Accountant and serves on the boards of various Atlanta-area non-profit organizations and as an organizing director of Perimeter First Bank, a federal savings bank in organization in Atlanta.

Laura P. Moon has served as our Senior Vice President and Chief Accounting Officer since April 2007. In this role she is responsible for all general ledger accounting, financial and tax reporting, forecasting, and treasury functions. Prior to joining us, Ms. Moon had been Vice President and Chief Accounting Officer at Wells REF since 2005 where she had responsibility for all general ledger accounting, financial and tax reporting, and internal audit supervision for 19 public registrants as well as several private real estate partnerships. From 2003 to 2005, Ms. Moon served as Senior Director of Financial Planning and Analysis for ChoicePoint, Inc., which provides technology, software, information and marketing services to help manage economic and physical risks. Ms. Moon was responsible for budgeting and forecasting for ChoicePoint as well as valuation and structuring for all of ChoicePoint’s acquisitions. In addition, she supported certain Investor Relations activities. From 1999 to 2002, Ms. Moon served as Chief Accounting Officer of NetBank, Inc. and Chief Financial Officer of NetBank, FSB where she was responsible for the day-to-day management of all financial and tax matters. From 1991 until 1999, Ms. Moon was employed by Deloitte & Touche LLP as a senior manager in the audit and attest division, where she specialized in mergers & acquisitions in addition to serving clients in the banking sector. Ms. Moon is a Certified Public Accountant. She earned a Bachelor of Business Administration in Accounting from the University of Georgia.

Raymond L. Owens has served as our Executive Vice President—Capital Markets since April 16, 2007. In this capacity, Mr. Owens is responsible for acquisition, disposition and financing activities of our company. Prior to joining us, Mr. Owens spent five years as a Managing Director—Capital Markets for Wells REF, where he oversaw its western regional acquisition team and its real estate finance team. He was responsible for directing the negotiation and acquisition of properties in the western United States and managed all property financing activity for our former advisor across the United States. Mr. Owens has more than 26 years of experience in acquisitions, asset management, investment management, finance, and business development. Mr. Owens served as Senior Vice President for PM Realty Group, a national, full-service commercial real estate firm, from 1997 to 2002, overseeing all management operations in Atlanta, Washington, D.C., Chicago, and New York. Before joining PM Realty Group, Mr. Owens served as Vice President at General Electric Asset Management, where he managed and negotiated dispositions as well as third-party, nonrecourse financing for real estate assets. He also held leadership positions at Aetna Realty Investors from 1982 to 1991, Travelers Realty Investment Company from 1991 to 1994, and HPI Realty Partners/The Koll Company from 1994 to 1995. Mr. Owens is a member of the National Association of Real Estate Investment Managers (NAREIM), the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI), and the Mortgage Bankers Association (MBA). He earned a Bachelor of Arts in Economics and a Master’s of Business Administration in Marketing, with a concentration in real estate, from the University of Michigan.

Carroll A. (“Bo”) Reddic, IV has served as our Executive Vice President for Real Estate Operations since April 16, 2007. His responsibilities include leading our company’s asset and property management divisions. Additionally, he provides oversight to our company’s construction management and tenant relationship functions. From 2005 to 2007, Mr. Reddic was a Managing Director in the Asset Management Department at Wells REF, where he was responsible for supervising the firm’s asset management function in its Midwest and South regions. Additionally, he served in a deputy department head capacity of the Asset Management Department. From September 30, 2005 to April 15, 2007, Mr. Reddic served on the board of directors and was the membership chairman for Wells REF’s political action committee, Wells PAC. Mr. Reddic has 19 years of institutional real estate experience. Prior to joining Wells REF in January 2005, Mr. Reddic was an Executive Director with Morgan Stanley (including the predecessor companies of The Yarmouth Group and Lend Lease Real Estate Investments) from February 1990 to December 2004, where he served as portfolio manager for domestic commingled investment funds and international separate account portfolios. Prior to his portfolio manager responsibilities, he was a member of the Atlanta satellite office, specializing in acquisitions, asset management, and dispositions. Prior to joining The Yarmouth Group, Mr. Reddic was employed at Laventhol & Horwath, an accounting firm, in its real estate consulting and appraisal division. Mr. Reddic received a Bachelor of Science degree in Industrial Management and a Certificate in Industrial Psychology, with honors, from the Georgia Institute of Technology and a Master of City Planning degree from the Georgia Institute of Technology. He is a member of the National Association of Industrial & Office Properties (NAIOP), the Urban Land Institute (ULI) and the American Planning Association (APA). Additionally, Mr. Reddic is a Trustee of NAIOP-PAC and a member of the Advisory Board for the City and Regional Planning Program at Georgia Tech.

There are no family relationships among our directors or executive officers.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND COMMITTEES

Our board of directors has established five standing committees: the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Capital Committee and the Conflicts Committee. Although our shares are not currently listed for trading on a national securities exchange, our board of directors has elected to have the composition of each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee comply with the listing requirements and other rules and regulations of the New York Stock Exchange (the “NYSE”), as amended or modified from time to time. Although our shares are not listed on the NYSE or any other national securities exchange, our board of directors has determined to use NYSE listing standards definitions of independence for purposes of determining the independence of our directors. All members of the committees described below are independent as such term is defined in the NYSE’s listing standards and as affirmatively determined by our board of directors.

Board Committee	Chairman	Members
Audit Committee	W. Wayne Woody*	William H. Keogler, Jr. Donald S. Moss
Compensation Committee	Donald S. Moss	Wesley E. Cantrell Frank C. McDowell
Nominating & Corporate Governance Committee	Wesley E. Cantrell	Michael R. Buchanan William H. Keogler, Jr.
Capital Committee	Michael R. Buchanan	Frank C. McDowell W. Wayne Woody
Conflicts Committee	None	Michael R. Buchanan Wesley E. Cantrell William H. Keogler, Jr. Frank C. McDowell Donald S. Moss W. Wayne Woody

*	Audit committee financial expert.

The Audit Committee

Our board of directors has established a separately designated standing audit committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The members of the Audit Committee are Messrs. Woody (Chairman), Keogler, and Moss. Each member of the Audit Committee meets the independence, experience, financial literacy and expertise requirements of the NYSE, the Sarbanes-Oxley Act of 2002, the Exchange Act, and applicable rules and regulations of the SEC listing standards. The board of directors has determined that Mr. Woody satisfies the requirements for an “audit committee financial expert” as defined by the rules and regulations of the SEC, and has designated Mr. Woody as our audit committee financial expert.

The Audit Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Audit Committee, as set forth in the committee’s charter, include the following:

•

assisting the board of directors in the oversight of (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) the qualification, independence and performance of our independent auditors; and (4) the performance of our internal audit function;

•

assisting our board of directors in fulfilling its oversight responsibilities by reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting which our management has established, and our audit and financial reporting process;

•	maintaining a free and open means of communication among our independent auditors, accountants, financial and senior management, our internal audit department and our board of directors;

•

reviewing and discussing with management and the independent auditor our annual audited financial statements, and, based upon such discussions, recommending to the board of directors that our audited financial statements be included in our annual report on Form 10-K;

•	reviewing and discussing with management and the independent auditor our quarterly financial statements and each of our quarterly reports on Form 10-Q;

•	preparing an audit committee report for inclusion in our annual Proxy Statements for our annual stockholder meetings;

•	appointing, compensating, overseeing, retaining, discharging and replacing our independent auditor; and

•	pre-approving all auditing services, and all permitted non-audit services, performed for us by the independent auditor.

During 2007, the Audit Committee held six meetings.

The Compensation Committee

The board of directors has established a separately designated Compensation Committee. The members of the Compensation Committee are Messrs. Moss (Chairman), Cantrell, and McDowell. The members of the Compensation Committee are all non-employee independent directors and, while our shares are not currently listed for trading on any national securities exchange, such independent directors meet the current independence and experience requirements of the NYSE listing standards and applicable rules and regulations of the SEC. For additional information about the Compensation Committee’s processes and the role of executive officers and compensation consultants in determining compensation, see “Compensation Discussion and Analysis.” Pursuant to the Compensation Committee’s written charter, adopted on August 6, 2007, a copy of which is available on our website at www.piedmontreit.com, its primary responsibilities include:

•	reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•

evaluating the Chief Executive Officer’s performance in light of those goals and objectives and, either as a committee or together with the other independent directors, determining and approving the Chief Executive Officer’s compensation based on this evaluation;

•

making recommendations to our board with respect to the compensation of other executive officers, and incentive-compensation and equity-based plans and awards to our executive officers and other employees;

•	administering our 2007 Omnibus Incentive Plan;

•	overseeing and assisting in preparing the Compensation Discussion and Analysis for inclusion in our Proxy Statement and/or annual report on Form 10-K;

•	providing for the inclusion in our Proxy Statement of a description of the processes and procedures for the consideration and determination of executive and director compensation; and

•	preparing a compensation committee report, as required by applicable SEC regulations, to be included in our Proxy Statement and/or annual report on Form 10-K.

Our Compensation Committee met fourteen times during 2007.

The Nominating and Corporate Governance Committee

Our board of directors has established a separately designated Nominating and Corporate Governance Committee, which is comprised of Messrs. Cantrell (Chairman), Buchanan, and Keogler. The members of the Nominating and Corporate Governance Committee are all independent directors and, while our shares are not currently listed for trading on any national securities exchange, such independent directors meet the current independence and experience requirements of the NYSE listing standards and applicable rules and regulations of the SEC. The Nominating and Corporate Governance Committee operates pursuant to a written charter adopted by our board of directors, a copy of which is available on our website at www.piedmontreit.com. The primary responsibilities of the Nominating and Corporate Governance Committee, as set forth in the committee’s charter include:

•

identifying individuals qualified to serve on the board of directors, consistent with criteria approved by the board of directors, and recommending that the board of directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders;

•	developing and implementing the process necessary to identify prospective members of our board of directors;

•	determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on the board of directors;

•	overseeing an annual evaluation of the board of directors, each of the committees of the board and management;

•	developing and recommending to our board of directors a set of corporate governance principles and policies; and

•	periodically reviewing our corporate governance structures and procedures and suggesting improvements thereto to our board of directors.

During 2007, the Nominating and Corporate Governance Committee held four meetings.

Board Membership Criteria

The Nominating and Corporate Governance Committee annually reviews with the board of directors the appropriate experience, skills and characteristics required of board members in the context of the current membership of the board. This assessment includes, in the context of the perceived needs of the board at that time, issues of knowledge, experience, judgment and skills such as an understanding of the real estate industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with Piedmont and the ability of the candidate to attend board meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. The term “independence” means that the candidate meets the definition of “independent director” contained in Piedmont’s charter and the current independence and experience requirements of the NYSE and applicable rules and regulations of the SEC. It also is expected that independent directors nominated by the board of directors shall be individuals who possess a reputation and hold positions or affiliations befitting a director of a large publicly held company and are actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community. Moreover, as required by Section 2.2 of Piedmont’s charter, at least one director who is not an independent director must have at least three years of relevant experience demonstrating the knowledge and experience required to successfully acquire and manage the type of assets we acquire and manage, and at least one of our independent directors must have at least three years of relevant real estate experience.

Selection of Directors

The board of directors is responsible for selecting its own nominees and recommending them for election by the stockholders. The board delegates the screening process necessary to identify qualified candidates to the

Nominating and Corporate Governance Committee, in consultation with the Chief Executive Officer. Pursuant to Section 2.1 of Piedmont’s charter, however, the independent directors must nominate replacements for any vacancies among the independent director positions.

The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of the board of directors; it then recommends director nominees who are voted on by the full board of directors. All director nominees then stand for election by the stockholders annually.

In recommending director nominees to the board of directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors, industry advisors, and members of our management. The Nominating and Corporate Governance Committee may engage the services of a search firm to assist in identifying potential director nominees. The Nominating and Corporate Governance Committee will also consider recommendations made by stockholders and other interested persons for director nominees who meet the established director criteria set forth above. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in Article II, Section 12 of our Bylaws. Any stockholder may request a copy of our Bylaws free of charge by calling our investor services department at 1-800-557-4830.

In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.

The Capital Committee

Our board of directors has established a Capital Committee, which is comprised of Messrs. Buchanan (Chairman), McDowell, and Woody. The primary responsibilities of the Capital Committee, include:

•

reviewing and advising the board of directors on our overall financial performance, including issues related to capital structure, operating earnings, dividends and budgetary and reporting processes; and

•

reviewing and advising the board of directors on investment criteria and acquisition policies, general economic environment in various real estate markets, existing or prospective properties or tenants, and portfolio diversification goals.

The Conflicts Committee

In connection with the internalization of our former advisor (the “Internalization”), our board of directors established a Conflicts Committee to handle potential business related conflicts of interest that may arise relating to the continued economic interest of certain of our executive officers in an affiliate of our former advisor. The Conflicts Committee is currently comprised of our six independent directors, Messrs. Buchanan, Cantrell, Keogler, McDowell, Moss and Woody, The Conflicts Committee has the maximum power delegable to a committee under the Maryland General Corporation Law (the “MGCL”) and is authorized to select and retain its own legal and financial advisors.

Other Board Matters

Our board of directors met 30 times during 2007, and each member of the board of directors attended in excess of 75% of the board and committee meetings on which such director served that were held during 2007.

We do not have a formal policy with regard to board member attendance at our annual stockholder meetings; however, we expect all of the members of our board of directors to attend our 2008 annual meeting of stockholders. In 2007, all of the members of our board of directors attended the annual meeting of stockholders.

Communications with Stockholders

We have established several means for stockholders to communicate their concerns to the board of directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairman of our Audit Committee in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern may be submitted in writing to the Chairman of our Nominating and Corporate Governance Committee in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary at our headquarters address.

Director Independence

A majority of the members of our board of directors, and all of the members of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee, the Capital Committee, and the Conflicts Committee are independent as such term is defined pursuant to NYSE listing standards and as affirmatively determined by our board of directors. Pursuant to our corporate governance guidelines and the NYSE’s listing standards, for a director to be deemed independent, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us). After broadly considering all relevant facts and circumstances, the board of directors has affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, McDowell, Moss and Woody satisfy the bright-line criteria and that none has a material relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of the board. None of these directors has ever served as (or is related to) an employee of our company or any of our predecessors or acquired companies, or received any compensation from us or any such other entities except for compensation directly related to service as a director. Therefore, our board of directors affirmatively determined that Messrs. Buchanan, Cantrell, Keogler, McDowell, Moss and Woody are independent as such term is defined by the NYSE listing standards.

Corporate Governance Guidelines and Code of Ethics

Our board of directors, upon the recommendation of the Nominating and Corporate Governance Committee, has adopted corporate governance guidelines establishing a common set of expectations to assist the board of directors in performing their responsibilities. The corporate governance policies and guidelines, which meet the requirements of the NYSE’s listing standards, address a number of topics, including, among other things, director qualification standards, director responsibilities, the responsibilities and composition of the board committees, director access to management and independent advisers, director compensation, management succession and evaluations of the performance of the board. Our board of directors has also adopted a code of ethics, including a conflicts of interest policy that applies to all of our directors and executive officers. The Code of Ethics meets the requirements of a “code of ethics” as defined by the rules and regulations of the SEC. A copy of our corporate governance guidelines and our code of ethics is available on our website at www.piedmontreit.com.

EXECUTIVE COMPENSATION

Overview

This Compensation Discussion and Analysis explains our compensation philosophy, objectives, policies and practices with respect to our Chief Executive Officer, Chief Financial Officer and the other three most highly-compensated executive officers as determined in accordance with applicable SEC rules, which we collectively refer to as our named executive officers.

Prior to entering into an employment agreement with our Chief Executive Officer effective February 2, 2007, all of our executive officers were employees of Wells REF or its affiliates and we did not pay, and were not involved in determining, compensation for any of these individuals. This Compensation Discussion and Analysis discusses our compensation objectives, policies and practices as determined and approved by the Compensation Committee for the period beginning February 2, 2007, in the case of our CEO, or April 16, 2007, in the case of the other named executive officers.

Compensation Committee Members, Independence and Responsibilities

Our executive compensation program is administered by the Compensation Committee of our board of directors. The Compensation Committee is comprised solely of non-employee directors who meet the independence requirements of the NYSE, and currently includes Donald S. Moss (Chairman), Wesley E. Cantrell, and Frank C. McDowell.

Prior to the formation of the current Compensation Committee, a special committee of our board of directors (the “Special Committee”), comprised of the independent directors serving Piedmont at that time, began the process of negotiating the Chief Executive Officer’s employment agreement. On January 22, 2007, a Compensation Committee was formed, consisting of Bud Carter, William H. Keogler, Jr., Donald S. Moss, and Neil H. Strickland, and that committee completed the negotiation and execution of our Chief Executive Officer’s employment agreement. The Compensation Committee was reconstituted in May of 2007, with all of the independent directors in office at the time—Messrs. Moss, Buchanan, Cantrell, Keogler, and Woody—serving on the Committee. Once the Compensation Committee was reconstituted in May of 2007, all authority for negotiating employment agreements with our named executive officers and making determinations regarding compensation matters was transitioned to this reconstituted committee. Following Mr. McDowell’s appointment to the Board, the Committee was reconstituted again in June 2008 to the present membership mentioned above

With respect to the compensation of our Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving our corporate goals and objectives with respect to the compensation of the Chief Executive Officer;

•	evaluating the Chief Executive Officer’s performance in light of those goals and objectives; and

•

determining the Chief Executive Officer’s compensation (including annual base salary level, annual cash bonus, long-term incentive compensation awards, perquisites and any special or supplemental benefits) based on such evaluation.

With respect to the compensation of all executive officers other than the Chief Executive Officer, the Compensation Committee is responsible for:

•	reviewing and approving the compensation; and

•	reviewing and approving grants and awards under all incentive-based compensation plans and equity-based plans.

Compensation Philosophy and Objectives

We seek to maintain a total compensation package that provides fair, reasonable and competitive compensation for our executives while also permitting us the flexibility to differentiate actual pay based on the level of individual and organizational performance. We place significant emphasis on annual and long-term performance-based incentive compensation, including cash and equity-based incentives, which are designed to reward our executives based on the achievement of predetermined company and individual goals.

The objectives of our executive compensation programs are:

•	to attract and retain candidates capable of performing at the highest levels of our industry;

•	to create and maintain a performance-focused culture, by rewarding outstanding company and individual performance based upon objective predetermined metrics;

•	to reflect the qualifications, skills, experience and responsibilities of each named executive officer;

•	to link incentive compensation levels with the creation of stockholder value;

•	to align the interests of our executives and stockholders by creating opportunities and incentives for executives to increase their equity ownership in us; and

•	to motivate our executives to manage our business to meet and appropriately balance our short- and long-term objectives.

Role of the Compensation Consultant

On November 7, 2006, the Special Committee engaged the services of FPL Associates, L.P., a nationally recognized compensation consulting firm specializing in the real estate industry, to assist us in analyzing competitive executive compensation levels and evaluating and implementing a compensation program.

The Compensation Committee continued to work with FPL in 2007. FPL provided input and recommendations that assisted the Compensation Committee in negotiating employment agreements with our executive officers, approving our time-based equity awards granted in conjunction with the hiring of our initial employees and establishing performance-based cash and equity incentive compensation programs. FPL also provided input on our director compensation program.

During 2007, the FPL representative who had been working with the Compensation Committee changed employment relationships and moved to Watson Wyatt & Associates. As a result, in the fourth quarter of 2007, the Compensation Committee considered engagement proposals from both FPL and Watson Wyatt with respect to their respective roles in advising the committee. After reviewing the proposals, the Compensation Committee engaged Watson Wyatt. As used throughout this document “Compensation Consultant” refers to FPL for the portion of the year that it provided services and Watson Wyatt for the portion of the year that it provided services. Neither FPL nor Watson Wyatt were engaged by management or our executive officers to perform any work on behalf of management or the executive officers during 2007 or 2006. The Compensation Committee considers both FPL and Watson Wyatt to be independent compensation consultants.

As part of our Compensation Consultant’s engagement, the consultant was directed by our Compensation Committee to, among other things, provide competitive market compensation data and make recommendations for pay levels for each component of our executive compensation. For the 2007 service period, our Compensation Consultant provided competitive market compensation data for a peer group consisting of 11 public REITs with a substantial office portfolio that are comparable in size to our company. The peer group was recommended by the Compensation Consultant and after review was approved by the Compensation Committee. The peer group consisted of the following companies:

• Brandywine Realty Trust	• Kilroy Realty Corporation
• Corporate Office Properties Trust	• Lexington Corporate Properties Trust

• Cousins Properties Incorporated	• Mack-Cali Realty Corporation
• Douglas Emmett, Inc.	• Maguire Properties, Inc.
• Duke Realty Corporation	• SL Green Realty Corp
• Highwoods Properties, Inc.

The Compensation Consultant meets with both management and the Compensation Committee and provides advice and recommendations regarding the establishment of both our short-term cash and long-term equity incentive programs. In addition, our Compensation Consultant also provides published compensation surveys reflecting real estate industry practices to our Compensation Committee for their consideration in making compensation decisions for our employees, including our named executive officers. During 2007, our first year of providing executive compensation, our Compensation Consultant also provided advice and recommendations surrounding our 2007 awards to both our named executive officers as well as our employee base as a whole. Our Compensation Consultant has a similar role in 2008.

The Compensation Consultant attends Compensation Committee meetings as appropriate and consults with our Compensation Committee Chairman, our Director of Human Resources as well as our Chief Executive Officer and senior management team on compensation related issues.

Role of Executive Officers in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each of the other named executive officers. He also considers the recommendations of the Compensation Consultant. Based on this review and input, he makes compensation recommendations to the Compensation Committee for all executive officers other than himself, including recommendations for performance targets, salary adjustments, annual cash bonuses, and long-term equity-based incentive awards. In addition, our Chief Financial Officer also annually assesses the performance of our Chief Accounting Officer and makes compensation recommendations to the Compensation Committee. The Compensation Committee considers these recommendations along with data and input provided by its other advisors. The Compensation Committee retains full discretion to set all compensation for the executive officers.

Summary of Employment Agreements with our Named Executive Officers

Considering market data and input from the Compensation Consultant, we negotiated an employment agreement effective February 2, 2007 with our Chief Executive Officer. Following the consummation of the Internalization, we also entered into employment agreements with each of our other named executive officers. These agreements generally establish the 2007 base salaries and target annual cash bonuses (expressed as a percentage of their base salary) for the named executive officers as follows:

	Annual Cash Bonus as a % of Base Salary
Name and Position	Annual Base Salary(1)	Threshold	Target	Maximum
Donald A. Miller, CFA(2) Chief Executive Officer	$600,000	50%	100%	175%
Robert E. Bowers Chief Financial Officer	$400,000	40%	80%	120%
Raymond L. Owens EVP—Capital Markets	$225,000	35%	70%	105%
Carroll A. Reddic, IV EVP—Real Estate Operations	$225,000	35%	70%	105%
Laura P. Moon SVP and Chief Accounting Officer	$201,020	25%	50%	75%

(1)

Actual 2007 amounts paid were pro-rated based on the period from initial date of employment (February 2, 2007 for our CEO and April 16, 2007 for all other named executive officers) to December 31, 2007.

(2)

Under the terms of our CEO’s employment agreement, he was also eligible to receive a one-time $200,000 signing bonus upon execution of his employment agreement which was paid on February 5, 2007. As a result, his target bonus for the initial year of employment was reduced to $400,000.

In establishing the amounts in these agreements, we generally targeted the median of the competitive market based on the peer groups described above, but also took into account other factors including the executives’ historical compensation with our former advisor and the individual experience and skills of, and expected contributions from, the named executive officers.

Term. The Chief Executive Officer’s employment agreement was effective February 2, 2007 and the other named executive officer employment agreements were effective April 16, 2007. The initial employment period will end on December 31, 2009, unless terminated earlier in accordance with the respective agreement’s termination provisions. Each agreement automatically extends for successive one-year periods, unless we or the employee gives 90 days written notice prior to the end of the initial term or any renewal term or his or her employment otherwise terminates in accordance with the terms of the agreement.

Forfeitures. If we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, Messrs. Miller and Bowers and Ms. Moon’s agreements contain provisions that provide for the executives to reimburse us, to the extent required by Section 304 of the Sarbanes-Oxley Act of 2002, for any bonus or other incentive-based or equity-based compensation received by the executives from us during the 12-month period following the first public issuance or filing with the SEC (whichever occurs first) of the financial document embodying such financial reporting requirement. In addition, each executive will reimburse us for any profits realized from the sale of our securities during that 12-month period.

Benefits. All of our named executive officers participate in the health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance and life insurance, and our 401(k) plan that are generally available to the rest of our employees. We do not have any special benefits or retirement plans for our named executive officers.

Severance. Each of our named executive officers is entitled to receive severance payments under certain circumstances in the event that their employment is terminated. These circumstances and payments are described below under “—Potential Payments Upon Termination or Change of Control.” Our Compensation Committee believes that the negotiation of these severance payments was an important factor in enticing the named executive officers to leave our former advisor.

Elements of 2007 Executive Compensation

The following is a discussion of the base salary, short-term cash incentive compensation and long-term equity compensation that we paid to the named executive officers for 2007.

Base Salary. Our Compensation Committee believes that payment of a competitive base salary is a necessary element of any compensation program that is designed to attract and retain talented and qualified executives. The goal of our base salary program is to provide salaries at a level that allows us to attract and retain qualified executives while preserving significant flexibility to recognize and reward individual performance with other elements of the overall compensation program. Base salary levels also affect the annual cash incentive compensation because each named executive officer’s annual bonus target opportunity is expressed as a percentage of base salary. The following items are generally considered by the Compensation Committee when determining base salary and annual increases of base salary:

•	market data provided by the compensation consultant;

•	our financial resources;

•	the executive officer’s experience, scope of responsibilities, performance and prospects;

•	internal equity in relation to other executive officers with similar levels of experience, scope of responsibilities, performance, and prospects; and

•	individual performance of each named executive officer during the preceding calendar year.

For 2007, the base salaries of our named executive officers were based on the terms of their respective employment agreements as described above. Subject to our existing contractual obligations, our Compensation Committee considers base salary increases for our named executive officers annually as part of our performance review process. The Compensation Committee may also consider a base salary increase upon a promotion or other change in job responsibility.

Short-Term Cash Incentive Compensation. This annual bonus component is intended to encourage and reward performance on criteria that are deemed by the Compensation Committee to be critical in increasing shareholder value on both a short- and long-term basis.

As 2007 was our inaugural year as a self-managed entity, short-term cash incentive compensation for 2007 was determined at the discretion of the Compensation Committee, based on the threshold, target and maximum targets set forth in the employment agreements described above. In determining bonuses for 2007, the Compensation Committee considered the overall performance of the named executive officers with regard to our financial performance from the closing of the Internalization on April 16, 2007 through December 31, 2007, including:

•

the actual amount of property management fees earned by us and property expense reimbursements no longer paid to our former advisor as a result of the termination in connection with the Internalization of property management agreements with our former advisor, which contributed to our 2007 EBITDA, as compared to projections of the EBITDA contribution reviewed by the Special Committee as part of the negotiations relating to the Internalization;

•	efforts made to integrate the management company into our company post-Internalization, and

•

the performance of the management team in carrying out the directives of the board of directors (including the efforts to prepare for a potential listing and to implement the charter amendment extending our liquidation date that was approved by the board of directors).

Based on these considerations, the Compensation Committee awarded bonuses as follows:

Name	2007 Target Bonus ($) (1)	2007 Actual Bonus ($) (1)
Mr. Miller	$363,934	$365,000
Mr. Bowers	$227,322	$228,000
Mr. Owens	$111,885	$112,000
Mr. Reddic	$111,885	$112,000
Ms. Moon	$71,401	$86,000

(1)	Both 2007 target and actual bonuses have been prorated for the period from initial hire date (February 2, 2007 for Mr. Miller and April 16, 2007 for all other named executive officers).

Beginning in 2008, the Compensation Committee made a meaningful portion of an executive’s compensation contingent on achieving certain pre-established quantitative performance targets. We developed a more defined, quantitative set of goals for both our named executives and other non-executive employees with respect to short-term cash incentive awards. The Compensation Committee retains the overall discretion to adjust an executive’s short-term cash incentive based on the executive’s individual performance.

Long-Term Equity Incentive Compensation. The objective of our long-term equity incentive compensation program is to attract and retain qualified personnel by offering an equity-based program that is competitive with our peer companies. As we were still in the process of designing formal, quantitative measures for the award of long-term equity incentive compensation, the 2007 equity awards were discretionary in nature. In 2007 we granted time-vesting restricted stock awards to the named executive officers, as described below. For the service period beginning in 2008, the Compensation Committee intends to establish performance targets and grant equity awards based on achievement of the performance targets. The Compensation Committee expects that it will continue to grant equity awards in the form of time-vesting restricted stock.

2007 Omnibus Incentive Plan. On April 16, 2007, after obtaining the approval of the stockholders, our board of directors adopted the 2007 Omnibus Incentive Plan. The plan was designed in consultation with our Compensation Consultant and is intended to provide us with the flexibility to offer performance-based compensation, including stock-based and incentive cash awards as part of an overall compensation package to attract, motivate, and retain qualified personnel. Officers, employees, non-employee directors, or consultants of ours and our subsidiaries are eligible to be granted cash awards, stock options, stock appreciation rights, restricted stock, deferred stock awards, other stock-based awards, dividend equivalent rights, and performance-based awards under the 2007 Omnibus Incentive Plan at the discretion of our Compensation Committee.

As a REIT, we believe the grant of restricted stock awards is appropriate because our high dividend distribution requirements lead to a significant portion of our total stockholder return being delivered through our dividends. In addition, our stock is not currently traded on a national or over-the-counter exchange so daily valuations necessary to administer option plans are not available. In the future, we anticipate that any additional awards granted will continue to be in the form of restricted stock although we may consider other equity programs to the extent they provide more favorable tax treatment to us or the individual employee. We feel that appropriately designed equity awards, particularly those with future vesting provisions, align our employees’ interests with our own interests and those of our stockholders, thereby motivating their efforts on our behalf and strengthening their desire to remain with us.

Grants in 2007. The only equity awards granted to our employees during 2007 were made on May 18, 2007 in conjunction with the original hiring and retention of our employees in connection with the Internalization. Awards were in the form of restricted stock and were based on each employee’s salary level, experience, and tenure with our former advisor. For information on the number of shares of restricted stock granted to each of the named executive officers, see “—Grants of Plan Based Awards” below.

Our Compensation Committee believes that these awards were necessary to successfully attract qualified employees, including the named executive officers, from our former advisor. The initial awards were determined by the Compensation Committee, in consultation with our Compensation Consultant, based upon preliminary recommendations from our Chief Executive Officer (with respect to all awards except his own). The awards vest 25% upon the date of the grant and 25% per year on the following three anniversaries of the date of the grant.

Grants in 2008. We also granted equity awards in April 2008 in recognition of 2007 employee performance to our employees, including our named executive officers, after evaluating their performance from the date of Internalization (April 16, 2007, except for our Chief Executive Officer, which was February 2, 2007) to December 31, 2007. These awards were intended to implement our objective of promoting a performance-focused culture by rewarding employees based upon achievement of company and individual performance. As we were still in the process of designing formal, quantitative type measures (which are in place for the 2008 service period), the 2007 equity awards were discretionary in nature.

The Impact of Regulatory Requirements on Compensation

Section 162(m) of the Code limits to $1 million a publicly held company’s tax deduction each year for compensation to any “covered employee,” except for certain qualifying “performance-based compensation.” As long as we qualify as a REIT, we do not pay taxes at the corporate level. As such, we believe any loss of deductibility of compensation does not have a significant adverse impact on us.

To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and any such compensation allocated to our taxable REIT subsidiary whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.

Although we and the Compensation Committee will be mindful of the limits imposed by Section 162(m), even if it is determined that Section 162(m) applies or may apply to certain compensation packages, we nevertheless reserve the right to structure compensation packages and awards in a manner that may exceed the limitation on deduction imposed by Section 162(m).

Summary of 2007 Executive Compensation

The following table sets forth information concerning the compensation earned during the fiscal year ended December 31, 2007 by our named executive officers:

SUMMARY COMPENSATION TABLE FOR 2007

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	All Other Compensation ($)		Total ($)
Donald A. Miller, CFA Chief Executive Officer and President	2007	565,385	565,000	(3)(4)	531,307	9,717	(6)	1,671,409
Robert E. Bowers Chief Financial Officer, Executive Vice President, Treasurer and Secretary	2007	275,385	228,000	(5)	311,009	7,406	(7)	821,800
Raymond L. Owens Executive Vice President—Capital Markets	2007	154,904	112,000	(5)	362,844	11,385	(8)	641,133
Carroll A. Reddic, IV Executive Vice President—Real Estate Operations	2007	154,904	112,000	(5)	129,587	5,915	(9)	402,406
Laura P. Moon Senior Vice President and Chief Accounting Officer	2007	138,395	86,000	(5)	129,587	6,255	(10)	360,237

(1)	Represents amounts earned in 2007 from date of employment as an executive officer of Piedmont (February 2, 2007 for Mr. Miller, and April 16, 2007 for Messrs. Bowers, Reddic, Owens and Ms. Moon).
(2)

Reflects the cost recognized for financial statement reporting purposes for 2007 in accordance with Statement of Financial Accounting Standards No. 123(R), Share-Based Payment (“FAS 123(R)”). However, pursuant to SEC rules those values are not reduced by an estimate for the probability of forfeiture. Awards with compensation expense recognized in 2007 were all restricted stock awards. We estimated the fair value of the awards on the date of grant based on an assumed share price of $10.00 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free interest rate. The grant date fair value of these awards can be found in the Grants of Plan-Based Awards Table below. See also the narrative disclosure following this table for additional information regarding these awards.

(3)	Mr. Miller received a $200,000 cash signing bonus on February 2, 2007, the date of his employment.
(4)	Mr. Miller earned a $365,000 bonus from the date of his employment on February 2, 2007 through December 31, 2007, which was paid in January 2008.

(5)	Represents the bonus earned from the date of employment on April 16, 2007 through December 31, 2007, which was paid in January 2008.
(6)

Mr. Miller received contributions to his 401(k) plan of $9,519. Approximately $198 was paid by Piedmont on behalf of Mr. Miller related to insurance premiums paid with respect to life insurance and accidental death and dismemberment policies. In addition, Mr. Miller received $40,684 in a bonus payment from our former advisor related to service periods prior to being employed as an executive officer of Piedmont. Piedmont paid these amounts to Mr. Miller as paying agent for our former advisor, and therefore this amount was excluded from the table above.

(7)

Mr. Bowers received contributions to his 401(k) plan of $7,208. Approximately $198 was paid by Piedmont on behalf of Mr. Bowers related to insurance premiums paid with respect to life insurance and accidental death and dismemberment policies. In addition, Mr. Bowers received $72,985 in a bonus payment from our former advisor related to service periods prior to being employed as an executive officer of Piedmont. Piedmont paid these amounts to Mr. Bowers as paying agent for our former advisor, and therefore this amount was excluded from the table above.

(8)

Mr. Owens received contributions to his 401(k) plan of $11,187. Approximately $198 was paid by Piedmont on behalf of Mr. Owens related to insurance premiums paid with respect to life insurance and accidental death and dismemberment policies. In addition, Mr. Owens received $34,267 in a bonus payment from our former advisor related to service periods prior to being employed as an executive officer of Piedmont. Piedmont paid these amounts to Mr. Owens as paying agent for our former advisor, and therefore this amount was excluded from the table above.

(9)

Mr. Reddic received contributions to his 401(k) plan of $5,717. Approximately $198 was paid by Piedmont on behalf of Mr. Reddic related to insurance premiums paid with respect to life insurance and accidental death and dismemberment policies. In addition, Mr. Reddic received $29,523 in a bonus payment from our former advisor related to service periods prior to being employed as an executive officer of Piedmont. Piedmont paid these amounts to Mr. Reddic as paying agent for our former advisor, and therefore this amount was excluded from the table above.

(10)

Ms. Moon received contributions to her 401(k) plan of $6,057. Approximately $198 was paid by Piedmont on behalf of Ms. Moon related to insurance premiums paid with respect to life insurance and accidental death and dismemberment policies. In addition, Ms. Moon received $28,914 in a bonus payment from our former advisor related to service periods prior to being employed as an executive officer of Piedmont. Piedmont paid these amounts to Ms. Moon as paying agent for our former advisor, and therefore this amount was excluded from the table above.

Plan-Based Equity Awards

Effective May 18, 2007, pursuant to our 2007 Omnibus Incentive Plan, we granted approximately 764,850 shares of deferred stock awards to our employees, including our named executive officers, as set forth in the table below. Of the award, 25% vests immediately, while the remaining 75% vests ratably over the next three years. We estimated the fair value of the awards on the date of grant based on an assumed share price of $10.00 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at the appropriate risk-free interest rate. See additional discussion included in Note 9 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS FOR 2007

Name	Grant Date	Stock Awards: Number of Shares of Stock (#)	Grant Date Fair Value of Stock and Option Awards ($)
Donald A. Miller, CFA	May 18, 2007	102,500	938,963
Robert E. Bowers	May 18, 2007	60,000	549,637
Raymond L. Owens	May 18, 2007	70,000	641,243
Carroll A. Reddic, IV	May 18, 2007	25,000	229,015
Laura P. Moon	May 18, 2007	25,000	229,015

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding unvested stock awards to our named executive officers during the year ended December 31, 2007. No options to purchase shares of our common stock were granted or outstanding to our named executive officers as of December 31, 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Donald A. Miller, CFA	76,875	582,079
Robert E. Bowers	45,000	340,729
Raymond L. Owens	52,500	397,517
Carroll A. Reddic, IV	18,750	141,970
Laura P. Moon	18,750	141,970

(1)

Represents the unvested portion of the May 18, 2007 restricted stock awards. The awards vested 25% upon the grant date and will vest at 25% per year on the following three anniversaries of the date of grant.

(2)

We estimated the market value of the unvested awards based on an assumed share price equal to our calculated net asset value as of December 31, 2007 of $8.70 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at a risk-free rate of 3.07%.

Stock Vested

The following table provides information regarding vested stock awards to our named executive officers during the year ended December 31, 2007. No options to purchase shares of our common stock were granted, exercised, or outstanding for our named executive officers as of December 31, 2007.

STOCKS VESTED FOR 2007

	Stock Awards
Name	Number of Shares Acquired On Vesting (#)(1)	Value Realized on Vesting ($)(2)
Donald A. Miller, CFA	25,625	222,938
Robert E. Bowers	15,000	130,500
Raymond L. Owens	17,500	152,250
Carroll A. Reddic, IV	6,250	54,375
Laura P. Moon	6,250	54,375

(1)	Represents the 25% of the May 18, 2007 restricted stock that vested upon the grant date.
(2)

We estimated the value realized on vesting based on an assumed share price equal to our calculated net asset value as of December 31, 2007 of $8.70 per share reduced by the present value of dividends expected to be paid on the unvested portion of the shares discounted at a risk-free rate of 3.07%.

Potential Payments upon Termination or Change of Control

The employment agreements with our named executive officers provide that upon termination of employment either by us without “cause” or by the executive for “good reason” (each as generally defined below), the executive will be entitled to the following severance payments and benefits:

•	With respect to Messrs. Miller and Bowers:

•

Any unpaid annual salary that has accrued, payment for unused vacation, any earned but unpaid annual bonus for the previous year, unreimbursed expenses, and any rights granted the executive pursuant to our 2007 Omnibus Incentive Plan (all of which we collectively refer to as “Accrued Benefits”);

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to two times the sum of (1) his annual salary then in effect, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	two years of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon:

•	any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by the executive, an amount equal to the sum of (1) the executive’s annual salary then in effect, and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

Pursuant to the employment agreements, “cause” means any of the following:

•

any material act or material omission by the executive which constitutes intentional misconduct in connection with the our business or relating to the executive’s duties or a willful violation of law in connection with our or relating to the executive’s duties;

•	an act of fraud, conversion, misappropriation or embezzlement by the executive of our assets or business or assets in our possession or control;

•

conviction of, indictment for or entering a guilty plea or plea of no contest with respect to a felony, or any crime involving any moral turpitude with respect to which imprisonment is a common punishment;

•	any act of dishonesty committed by the executive in connection with our business or relating to the executive’s duties;

•	the willful neglect of material duties of the executive or gross misconduct by the executive;

•

the use of illegal drugs or excessive use of alcohol to the extent that any of such uses, in the board of directors’ good faith determination, materially interferes with the performance of the executive’s duties;

•

any other failure (other than any failure resulting from incapacity due to physical or mental illness) by the executive to perform his material and reasonable duties and responsibilities as an employee, director or consultant; or

•

any breach of the affirmative covenants made by the executive under the agreement; any of which continues without cure, if curable, reasonably satisfactory to the board of directors within ten days following written notice from us (except in the case of a willful failure to perform his or her duties or a willful breach, which shall require no notice or allow no such cure right).

Subject to certain cure rights available to us, “good reason” shall be present where the executive gives notice to the board of directors of his or her voluntary resignation following either:

•	our failure to pay or cause to be paid the executive’s base salary or annual bonus when due;

•	a material diminution in the executive’s status, including, title, position, duties, authority or responsibility;

•

a material adverse change in the criteria to be applied with respect to the executive’s target annual bonus for fiscal year 2009 and subsequent fiscal years as compared to the prior fiscal year (unless Executive has consented to such criteria) or our failure to adopt performance criteria reasonably acceptable to the executive with respect to fiscal year 2008;

•	the relocation of our executive offices to a location outside of the Atlanta, Georgia metropolitan area without the consent of the executive;

•	our failure to provide the executive with awards under the 2007 Omnibus Incentive Plan that are reasonably and generally comparable to awards granted to our other executive officers under the plan;

•	the occurrence of a change of control of the company; or

•	solely with respect to Mr. Miller, the failure of the board of directors (or its Nominating and Corporate Governance Committee) to nominate Mr. Miller to the board of directors.

If we notify the executive that we are not renewing the initial term of the employment agreement, or any renewal term, and the executive’s employment thereafter terminates as a result of the expiration of the term, the executive is entitled to receive the following severance payments and benefits:

•	With respect to Mr. Miller and Mr. Bowers:

•	Any Accrued Benefits;

•

a pro-rated annual bonus for the then-current year, and upon execution of a release of any claims by him, an amount equal to two times the sum of (1) his annual salary, and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens, and Ms. Moon, the same payments and benefits that would be payable upon a termination by us without “cause” or by the executive with “good reason”.

If the executive notifies us that he or she is not renewing the initial term of the employment agreement, or any renewal term, he or she is not entitled to receive any severance pay or benefits. If he or she continues to be employed by us after either of us give 90 days prior written notice of non-renewal, his or her employment will be “at-will,” and the agreement will terminate, except for certain surviving provisions.

If the executive’s employment terminates upon his or her death or “disability” (which is defined in the agreements to mean physical or mental incapacity whereby the executive is unable with or without reasonable accommodation for a period of six consecutive months or for an aggregate of nine months in any twenty-four consecutive month period to perform the essential functions of the executive’s duties) the following will occur:

•	With respect to Mr. Miller and Mr. Bowers:

•	his estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his estate or legal representative, upon execution of a release, is entitled to an amount equal to two times the sum of (1) his annual salary then in effect and (2) the average of his annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

•	With respect to Mr. Reddic, Mr. Owens and Ms. Moon:

•	his or her estate or legal representative is entitled to receive any Accrued Benefits and a pro-rated annual bonus for the then-current year;

•	any grants made to the executive that are subject to a time-based vesting condition shall become vested;

•

his or her estate or legal representative, upon execution of a release, is entitled to an amount equal to the sum of (1) the executive’s annual salary then in effect and (2) the average of the executive’s annual bonus for the three years prior to the year of termination; and

•	one year of continuing medical benefits for the executive and/or the executive’s spouse and eligible dependents.

Under the employment agreements, if an executive resigns without good reason, or if we terminate an executive for cause, then such executive is only entitled to receive his or her Accrued Benefits.

In the event of a termination of employment resulting from a change of control event, the employment agreement with each of our named executive officers provides that such termination will be deemed a termination by the executive for “good reason,” and any previously issued equity grants subject to time-based vesting conditions will immediately become vested.

In addition, if Mr. Miller’s employment had been terminated as a result of a change of control event occurring prior to his receipt of an initial equity grant under our 2007 Omnibus Incentive Plan or otherwise in the amount of at least $1.7 million, Mr. Miller would have been entitled to receive an additional $1.7 million payment. In the event that any portion of the $1.7 million payment constituted an “excess parachute payment” subject to an excise tax under the Code, we agreed to pay Mr. Miller an amount equal to one-half of such excise tax. Mr. Miller received his initial equity grant as of May 18, 2007.

The following table summarizes the potential cash payments and estimated equivalent cash value of benefits generally owed to the named executive officers under the terms of their employment agreements described above upon termination of those agreements under various scenarios:

Name and Principal Position	Without Cause/ For Good Reason(1)		Change-in-Control (Termination Without Cause/ For Good Reason)(1)		Non-renewal by Us of Initial or Subsequent Term(1)		Death/ Disability(1)
Donald A. Miller, CFA	$2,747,016	(2)	$2,747,016	(2)	$2,732,220	(2)	$2,732,220	(2)
Robert E. Bowers	$1,895,307	(3)	$1,895,307	(3)	$1,880,511	(3)	$1,880,511	(3)
Raymond L. Owens	$872,380	(4)	$872,380	(4)	$872,380	(4)	$872,380	(4)
Carroll A. Reddic, IV	$578,755	(5)	$578,755	(5)	$578,755	(5)	$578,755	(5)
Laura P. Moon	$516,239	(6)	$516,239	(6)	$516,239	(6)	$516,239	(6)

(1)

Includes annualized 2007 bonus which was paid in January 2008 for the service period from the date of Internalization (April 16, 2007, except for our Chief Executive Officer, which was February 2, 2007) to December 31, 2007.

(2)	Includes $668,813 representing the value of unvested equity awards that would vest upon each triggering event.
(3)	Includes $391,500 representing the value of unvested equity awards that would vest upon each triggering event.
(4)	Includes $456,750 representing the value of unvested equity awards that would vest upon each triggering event.
(5)	Includes $163,125 representing the value of unvested equity awards that would vest upon each triggering event.
(6)	Includes $163,125 representing the value of unvested equity awards that would vest upon each triggering event.

The amounts described above do not include payments and benefits to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory basis to salaried employees upon termination of employment. These include:

•	distribution of balances under our 401(k) plan;

•	life insurance proceeds in the event of death; and

•	disability insurance payouts in the event of disability.

Compensation of Directors

We pay our non-employee directors a combination of cash and equity compensation for serving on the board of directors. In addition, no employee of our former advisor is paid for his or her services as a director.

Cash Compensation

As compensation for serving on board of directors, we pay each of our independent directors an annual retainer of $35,000 (increased from $18,000 effective May 1, 2007), and we pay our chairman of the board an additional $65,000 annually. We also pay annual retainers to our committee chairmen in the following amounts:

•	$10,000 to the chairman of the Audit Committee;

•	$7,500 to the chairman of the Compensation Committee; and

•	$5,000 to the chairman of each of our other committees.

In addition, we pay our independent directors for attending board and committee meetings as follows:

•	$1,500 per regularly scheduled board meeting attended;

•	$750 per special board meeting attended; and

•

$1,500 per committee meeting attended (except that members of the Audit Committee will be paid $2,500 per meeting attended for each of the four meetings necessary to review our quarterly and annual financial statements).

All directors receive reimbursement of reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors.

Annual Independent Director Equity Awards

On August 6, 2007, the board of directors approved an annual equity award pursuant to the 2007 Omnibus Incentive Plan for each of the independent directors of $50,000 payable in the form of 5,000 shares of our common stock with an estimated value of $10.00 per share and an effective award date for the 2007 award of August 10, 2007. The annual equity awards were determined based on the advice and recommendation of our Compensation Consultant considering comparable awards granted to directors of our peer companies as set forth above. The independent directors were given the option to defer the receipt of their stock until a future year or years, in which case a grant of dividend equivalent rights in an amount equal to the dividends that would have been payable on the deferred shares will be made to the directors who elect to defer. As of December 31, 2007, 15,000 shares granted to independent directors in August 2007 remained deferred. The dividend equivalent rights earned by these directors are listed in the table below under “Other Compensation.”

The following table sets forth information regarding the compensation that we paid to our directors during the year ended December 31, 2007. None of Messrs. Wells, Williams, and Miller received any separate compensation for their service as director in 2007.

DIRECTOR COMPENSATION FOR 2007

Name and Principal Position	Fees Earned or Paid in Cash ($)	Stock Awards ($)	All Other Compensation ($)		Total ($)
Michael R. Buchanan	99,417	50,000	—		104,417
Wesley E. Cantrell	63,584	—	1,468	(1)	65,052
Richard W. Carpenter*	21,500	—	—		21,500
Bud Carter*	29,500	—	—		29,500
William H. Keogler, Jr.	117,833	50,000	10,333	(2)	133,166
Donald S. Moss	127,917	—	1,468	(1)	129,385
Neil H. Strickland*	31,750	—	—		31,750
W. Wayne Woody	181,917	—	1,468	(1)	183,385
Donald A. Miller, CFA	—	—	—		—
Leo F. Wells, III*	—	—	—		—
Douglas P. Williams*	—	—	—		—

*	Messrs. Williams, Carpenter, Carter and Strickland resigned from board of directors on April 16, 2007. Mr. Wells resigned from the board of directors on May 9, 2007.
(1)

Represents dividend equivalent rights expensed in 2007 pursuant to the deferred stock awards described above. Amount represents the compensation expense recognized for financial statement reporting purposes in 2007, in accordance with FAS 123R based on the estimated fair value as of the date of grant.

(2)	Amount represents reimbursement of travel expenses and meals incurred as part of attending board of director and committee meetings.

Prior to adoption of the 2007 Omnibus Incentive Plan, we were subject to the 2000 Employee Stock Option Plan (the “Employee Option Plan”), the Independent Director Stock Option Plan (the “Director Option Plan”), and the Independent Director Warrant Plan (the “Director Warrant Plan”). On April 16, 2007, our board of directors terminated the Employee Option Plan since such plan was intended to cover employees of the former third-party advisors. As a result of the Internalization of the former advisor companies, the plan was no longer necessary. No shares were ever issued under the Employee Option Plan. Effective April 16, 2007, our board of directors also suspended the Director Option Plan and the Director Warrant Plan. Outstanding awards continued to be governed by the terms of those plans described below; however, all 2007 awards were made under the 2007 Omnibus Incentive Plan. Effective March 25, 2008, the Director Warrant Plan was also terminated and all of the outstanding warrants under the Director Warrant Plan were cancelled. As such the below table summarizes outstanding director options:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights	Weighted-average exercise price of outstanding options, warrants, and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	31,000	$12.00	—
Equity compensation plans not approved by security holders	—	—	—

Total	31,000	$12.00	—

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is responsible for, among other things, reviewing and approving compensation for the executive officers, establishing the performance goals on which the compensation plans are based and setting the overall compensation principles that guide the committee’s decision-making. The Compensation Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) and discussed it with management. Based on the review and the discussions with management, the Compensation Committee recommended to the board of directors that the CD&A be included in this Proxy Statement.

The Compensation Committee

Donald S. Moss (Chairman)

Wesley E. Cantrell

Frank C. McDowell

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been employed by us. None of our executive officers currently serves, or in the past three years has served, as a member of the board of directors or Compensation Committee of another entity that has one or more executive officers serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In April 2007, we became self-managed through the acquisition of two companies previously providing advisory and management services to us in a transaction, which we refer to as the Internalization. The Internalization was approved by our stockholders at a Special Meeting held on April 11, 2007. References in this Proxy Statement to our “former advisor” include, collectively, Wells REF, Wells Advisory Services I, LLC (“WASI”), Wells Real Estate Advisory Services, Inc. (“WREAS”), Wells Government Services, Inc. (“WGS”) and their predecessors, as applicable, including those portions of the operations of Wells Capital and Wells Management Company, Inc. (“Wells Management”) that previously provided advisory and management services to us under advisory, asset management and property management agreements.

The following discussion includes a description of certain relationships and related transactions:

•	that existed with our former directors and officers prior to the Internalization;

•	that exist with some of our current officers as a result of the Internalization;

•	that existed or currently exist with our former advisor following the Internalization.

Economic Interests of Certain of our Current and Former Officers and Directors

As a result of the Internalization, the following former or current directors and/or officers received an economic interest in our stock as a result of their ownership interests in our Former Advisor:

•	Leo F. Wells, III, our former President, Chairman and director, received an indirect beneficial economic interest then valued at $161 million;

•	Donald A. Miller, CFA, our current Chief Executive Officer and President and one of our directors received an indirect beneficial economic interest then valued at $1.75 million;

•	Robert E. Bowers, our current Chief Financial Officer, Executive Vice President, Secretary, and Treasurer, received an indirect beneficial economic interest then valued at $1.75 million;

•	Douglas P. Williams, our former director, Executive Vice President, Secretary and Treasurer received an indirect beneficial economic interest then valued at $1.75 million;

•	Randall D. Fretz, our former Senior Vice President received an indirect beneficial economic interest then valued at $1.75 million.

Pledge and Security Agreement

WASI agreed to secure its indemnification obligations under the definitive merger agreement related to the Internalization by entering into a pledge and security agreement with us. Under this agreement, WASI pledged in our favor the following:

•	for a period of 18 months from the date of the pledge and security agreement (the “lock-up period”), all shares of our common stock issued as Internalization consideration;

•

for a period of six months after the end of the lock-up period (the “follow-on period”), assets having a fair market value of not less than the sum of $20 million plus an amount reasonably sufficient to cover any unresolved or unpaid indemnification claims arising under the definitive merger agreement; and

•	following the end of the follow-on period, assets having a fair market value of not less than an amount sufficient to cover any unresolved or unpaid indemnification claims.

In addition to the foregoing collateral, WASI pledged in our favor certain property related to such collateral, including:

•	dividends or distributions made on or with respect to any pledged collateral, with certain exceptions described in the agreement;

•	any money or property paid to us as a result of WASI’s default under the agreement;

•	any substituted collateral which is satisfactory to us, in our sole judgment;

•

all new, substituted or additional shares or other securities issued upon conversion or exchange of, or by reason of, any stock dividend, reclassification, readjustment, stock split or other change declared or made with respect to the collateral, or any warrants or any other rights, options or securities issued in respect of such collateral; and

•	all proceeds relating to the pledged collateral.

The pledged collateral does not include the 22,339 shares of our common stock issued by us to Wells Capital in exchange for 20,000 limited partnership units of Piedmont OP. We hold a security interest in all of the pledged collateral.

Registration Rights Agreement

We entered into a registration rights agreement with WASI and Wells Capital with respect to the shares of our common stock acquired by those entities in connection with our Internalization pursuant to which WASI, Wells Capital and their permitted transferees, will be entitled as a group to require us to register their shares for public sale under certain circumstances. We will pay all costs, fees and expenses incident to our obligations under the registration rights agreement (excluding the fees and expenses of any persons retained by the holders and any transfer taxes relating to the disposition of the registrable shares by the holders).

Escrow Agreement

We entered into an escrow agreement with WASI and a third-party escrow agent pursuant to which we issued 162,706 escrowed shares to the escrow agent (then valued at $1.456 million), to secure the payment to us of certain additional property management revenues. The 162,706 shares was based upon the application of a formula that is tied to earnings before interest, taxes, depreciation and amortization for the period between the closing date of the Internalization and December 31, 2007 with respect to any properties that were brought under our management by property management offices acquired by us pursuant to the Internalization, but excluding any new properties acquired by us subsequent to the Internalization. As of the date of this filing the final determination of how many shares, if any, will be released from escrow has not been made.

Agreements with Former Advisor Companies Prior to Internalization

For the period from January 1, 2007 through April 16, 2007, Piedmont incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates. Such agreements were terminated as part of the Internalization. The expenses incurred under the agreements for the period are described below (in thousands):

Agreement	Services Provided	Expenses Incurred for the Period from January 1, 2007 to April 16, 2007
Asset Advisory Agreement	Manage day-to-day operations; administer, promote, operate, maintain, improve, finance, lease, dispose of properties; provide accounting, compliance, other administrative services	$7,046

Property Management Agreement	Manage properties; coordinate leasing of properties; manage construction activities at certain properties	$1,515

Administrative reimbursements (pursuant to agreements listed above)	Piedmont was required to reimburse each service provider for various expenses incurred in connection with the performance of its duties	$3,034	(1)

(1)	Includes approximately $785,000 which was reimbursed by tenants pursuant to the respective lease agreements.

Agreements with Former Advisor Companies Post Internalization

For the period from April 16, 2007 to June 30, 2008, Piedmont incurred expenses under the following agreements with Piedmont’s former advisor and its affiliates (in thousands):

Agreement	Services Provided	Fees Incurred / (Revenues Earned) For the Period from April 16, 2007 to June 30, 2008	Termination Date	Renewal Options
Property Management Services—Piedmont- Owned Properties Managed by Former Advisor	Manage day-to-day operations and provide property accounting services for 17 properties	$1.7 million	April 1, 2009 (1) (Termination option upon 60 days’ notice)	Automatically renews unless either party gives notice of intent not to renew

Property Management Services—Properties Owned by Real Estate Programs Sponsored by Former Advisor Managed by Piedmont	Manage day-to-day operations and provide property accounting services for 22 properties	$(3.5) million	April 16, 2009 (Termination option upon 60 days’ notice)	Automatically renews unless either party gives notice of intent not to renew

Transition Services Agreement	Investor relations support services; transfer agent-related services; investor communication support	$2.7 million	January 15, 2009 (2)	Automatically renews for successive 180-day periods unless otherwise terminated upon 30 days’ written notice

Headquarters Sublease Agreement	Approximately 13,000 square feet in the office building located at 6200 The Corners Parkway, Norcross, Ga., along with furniture, fixtures, and equipment	$0.4 million	Terminated as of July 1, 2008

Support Services Agreement	Information technology services	$1.1 million	Terminated as of July 1, 2008

(1)	Piedmont partially terminated this agreement related to 7 of the 17 properties, effective July 1, 2008.
(2)	Piedmont terminated the investor communication support portion of this agreement effective July 1, 2008.

Review, Approval or Ratification of Transactions with Related Persons

Our Code of Ethics, which is posted on our Web site at www.piedmontreit.com, prohibits directors and executive officers from engaging in transactions that may result in a conflict of interest with us. Our Conflicts Committee reviews any transaction a director or executive officer proposes to have with us that could give rise to a conflict of interest or the appearance of a conflict of interest, including any transaction that would require disclosure under Item 404(a) of Regulation S-K. In conducting this review, the Conflicts Committee ensures that all such transactions are approved by a majority of the board of directors (including a majority of independent directors) not otherwise interested in the transaction and are fair and reasonable to us and on terms not less favorable to us than those available from unaffiliated third parties. No transaction has been entered into with any director or executive officer that does not comply with those policies and procedures.

STOCK OWNERSHIP

The following table sets forth certain information regarding the beneficial ownership of shares of our common stock as of June 30, 2008 by (1) each or our directors, (2) each of our named executive officers and (3) all of our directors and executive officers as a group. No one individual owns five percent or more of our common stock. Unless otherwise indicated, all shares of common stock are owned directly and the indicated person has sole voting and investment power.

Name of Beneficial Owner(1)	Shares Beneficially Owned	Percentage
Michael R. Buchanan(2)	17,247	*
Wesley E. Cantrell	7,415	*
William H. Keogler, Jr.(3)	20,247	*
Donald S. Moss(3)	124,316	*
Frank C. McDowell	5,747	*
W. Wayne Woody(4)	16,247	*
Donald A. Miller, CFA	96,107	*
Robert E. Bowers	33,440	*
Laura P. Moon	17,319	*
Carroll A. Reddic	14,658	*
Raymond L. Owens	33,919	*
All officers and directors as a group	386,662	*

*	Less than 1% of the outstanding common stock.
(1)	The address of each of the stockholders is c/o Piedmont Office Realty Trust, Inc., 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097.
(2)	Includes options to purchase up to 6,500 shares of common stock, which are exercisable within 60 days of June 30, 2008.
(3)	Includes options to purchase up to 9,500 shares of common stock, which are exercisable within 60 days of June 30, 2008.
(4)	Includes options to purchase up to 5,500 shares of common stock, which are exercisable within 60 days of June 30, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, directors, executive officers and any persons beneficially owning more than 10% of our common stock are required to file reports of ownership and changes in ownership of such stock with the SEC. Based solely on our review of copies of these reports filed with the SEC and written representations furnished to us by our officers and directors, we believe that all of the persons subject to the Section 16(a) reporting requirements filed the required reports on a timely basis with respect to fiscal year 2007, with the exception of the initial notification of Wes Cantrell’s appointment to the board of directors on Form 3.

AUDIT COMMITTEE REPORT, INDEPENDENCE AND AUDIT FEES

Report of the Audit Committee

The following Report of the Audit Committee to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of Piedmont under the Securities Act of 1933 (Securities Act) or the Securities Exchange Act of 1934 (Exchange Act), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Pursuant to the Audit Committee Charter adopted by the board of directors of Piedmont, the Audit Committee’s primary function is to assist the board of directors in fulfilling its oversight responsibilities by overseeing the independent auditors and reviewing the financial information to be provided to the stockholders and others, the system of internal control over financial reporting which management has established, and the audit and financial reporting process. The Audit Committee is composed of three independent directors and met six times in fiscal year 2007. Management of Piedmont has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of Piedmont, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of Piedmont; the reasonableness of significant judgments; and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality and acceptability of the financial and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, other standards of the Public Company Accounting Oversight Board, rules of the Securities and Exchange Commission, and other applicable regulations. The Audit Committee also received from and discussed with the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) relating to that firm’s independence from Piedmont. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.

The Audit Committee discussed with the independent auditors the overall scope and plans for their audits. The Audit Committee meets periodically with the internal auditor and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the internal controls, and the overall quality of the financial reporting of Piedmont.

In reliance on these reviews and discussions, the Audit Committee recommended to the board of directors that the audited financial statements of Piedmont be included in its Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The board of directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission.

The Audit Committee

W. Wayne Woody (Chairman)

William H. Keogler, Jr.,

Donald S. Moss

Engagement of Ernst & Young LLP

On May 13, 2008, the Audit Committee engaged Ernst & Young as our independent auditors to audit our financial statements for the year ended December 31, 2008. The Audit Committee reserves the right, however, to select new auditors at any time in the future in its discretion if it deems such decision to be in the best interests of our company and its stockholders. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.

Pre-Approval Policies

The Audit Committee Charter imposes a duty on the audit committee to pre-approve all auditing services performed for us by our independent auditors, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. Unless a type of service to be provided by our independent auditors has received “general” pre-approval, it will require “specific” pre-approval by the Audit Committee.

All requests or applications for services to be provided by our independent auditors that do not require specific pre-approval by the Audit Committee will be submitted to management and must include a detailed description of the services to be rendered. Management will determine whether such services are included within the list of services that have received the general pre-approval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by our independent auditors.

Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both our independent auditors and our chief financial officer, treasurer, or chief accounting officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Chairman of the Audit Committee has been delegated the authority to specifically pre-approve all services not covered by the general pre-approval guidelines, up to an amount not to exceed $75,000 per occurrence. Amounts requiring pre-approval in excess of $75,000 per occurrence require specific pre-approval by our Audit Committee prior to engagement of Ernst & Young, our current independent auditors. All amounts specifically pre-approved by the Chairman of the Audit Committee in accordance with this policy are to be disclosed to the full Audit Committee at the next regularly scheduled meeting.

Fees Paid to Principal Auditor

The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services provided by Ernst & Young, including the audits of our annual financial statements, for the years ended December 31, 2007 and 2006, respectively, are set forth in the table below.

	2007	2006
Audit Fees	$774,620	$574,731
Audit-Related Fees	363,721	217,185
Tax Fees	578,370	303,841
All Other Fees	—	—

Total	$1,716,711	$1,095,757

For purposes of the preceding table, the professional fees are classified as follows:

•	Audit Fees—These are fees for professional services performed for the audit of our annual financial statements and the required review of quarterly financial statements and other procedures to be performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only the independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports, and other filings with the SEC.

•

Audit-Related Fees—These are fees for assurance and related services that traditionally are performed by independent auditors, such as due diligence related to acquisitions and dispositions, attestation services that are not required by statute or regulation, internal control reviews, non recurring agreed-upon procedures and other professional fees associated with transactional activity, including Internalization and the registration of shares on Form S-11, and consultation concerning financial accounting and reporting standards.

•

Tax Fees—These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning, and tax advice, including federal, state, and local issues. Services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state, and local tax issues related to due diligence.

•	All Other Fees—These are fees for other permissible work performed that do not meet the above-described categories, including assistance with internal audit plans and risk assessments.

For the year ended December 31, 2007, all services rendered by Ernst & Young were pre-approved by the Audit Committee in accordance with the policies and procedures described above.

Availability of Ernst & Young at Annual Meeting

A representative of Ernst & Young will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions by stockholders.

PROPOSALS YOU MAY VOTE ON

WHETHER YOU PLAN TO ATTEND THE MEETING AND VOTE IN PERSON OR NOT, WE URGE YOU TO HAVE YOUR VOTE RECORDED. STOCKHOLDERS HAVE THE FOLLOWING THREE OPTIONS FOR SUBMITTING THEIR VOTES BY PROXY: (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY MAIL, USING THE ENCLOSED PROXY CARD. BECAUSE WE ARE A WIDELY-HELD REIT WITH MORE THAN 110,000 STOCKHOLDERS, YOUR VOTE IS VERY IMPORTANT! YOUR IMMEDIATE RESPONSE WILL HELP AVOID POTENTIAL DELAYS AND MAY SAVE PIEDMONT SIGNIFICANT ADDITIONAL EXPENSES ASSOCIATED WITH SOLICITING STOCKHOLDER VOTES.

STOCKHOLDER PROPOSALS

All stockholder proposals to be considered for inclusion in the 2009 Proxy Statement must be submitted in writing to Robert E. Bowers, Chief Financial Officer, Piedmont Office Realty Trust, 11695 Johns Creek Parkway, Suite 350, Johns Creek, Georgia 30097, no later than April 6, 2009. In order to be eligible for presentation at our 2009 annual meeting, our Bylaws require that written notice of any director nominations or other stockholder proposals must be received by our Secretary no later than July 19, 2009, but any such director nominations or stockholder proposals received after April 6, 2009 will not be included in our proxy solicitation materials.

HOUSEHOLDING

The SEC has adopted a rule concerning the delivery of disclosure documents. The rule allows us to send a single annual report, Proxy Statement, Proxy Statement combined with a prospectus, or information statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “Householding.” This rule benefits both you and Piedmont. It reduces the volume of duplicate information received at your household and helps Piedmont reduce expenses. Each stockholder subject to Householding will continue to receive a separate proxy card or voting instruction card.

If any stockholders in your household wish to receive a separate annual report and a separate proxy statement, they may call us at 1-800-557-4830 or write to Piedmont Investor Services Department at P.O. Box 2828, Norcross, Georgia 30091-2828. If you are a stockholder that receives multiple copies of our proxy materials, you may request Householding by contacting us in the same manner and requesting a householding consent.

OTHER MATTERS

As of the date of this Proxy Statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to herein. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.

OUR BOARD RECOMMENDS THAT YOU VOTE “FOR THE PROPOSAL”, AS DESCRIBED IN THE PROXY STATEMENT.

Please mark your votes as indicated in this example	☒

	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
1. Election of Directors	☐	☐	☐
Nominees:
01 W. Wayne Woody	05 Donald S. Moss
02 Michael R. Buchanan	06 Frank C. McDowell
03 Wesley E. Cantrell	07 Donald A. Miller, CFA
04 William H. Keogler, Jr.					YES	NO
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)				I plan to attend the annual meeting.	☐	☐

Signature	Signature	Date

Please sign exactly as name appears on this proxy card. When shares of common stock are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by general partner or other authorized person.

▲  FOLD AND DETACH HERE  ▲

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting are available through 11:59 p.m., Eastern Time,

on September 16, 2008 the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET		TELEPHONE
http://www.eproxy.com/pofr		1-866-580-9477
Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

To change your physical or e-mail address, please contact a Piedmont Investor Services Specialist at 880-557-4830 or investor.services@piedmontreit.com

PROXY
PIEDMONT OFFICE REALTY TRUST, INC.
ANNUAL MEETING OF STOCKHOLDERS — SEPTEMBER 17, 2008 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder hereby appoints Donald A. Miller, CFA and Robert E. Bowers, and each of them, as proxy and attorney-in-fact, each with the power to appoint his substitute, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of stockholders of PIEDMONT OFFICE REALTY TRUST, INC. to be held on September 17, 2008, and at any adjournments thereof, and to vote all shares of common stock that the undersigned would be entitled to vote if personally present, as indicated on the reverse side of this card. The undersigned acknowledges receipt of the notice of the Annual Meeting of stockholders, the Proxy Statement, and the annual report.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If you sign this proxy and do not provide instructions as to how to vote your shares, this proxy will be voted “FOR all nominees listed”. The proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournments thereof in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in their discretion, including, but not limited to, the power and authority to adjourn the meeting to a date not more than 120 days after the record date in the event that a quorum is not obtained by the September 17, 2008 meeting date.

(Continued, and to be marked, dated and signed, on the other side)

▲ FOLD AND DETACH HERE ▲

VOTE ONLINE, VOTE NOW!

Enclosed in this packet with your proxy card is your Piedmont proxy statement with a concise overview of this year’s proposal, plus a full copy of the 2008 proxy. Piedmont must cover the costs of sending updates and reminders to any investor who does not vote. To help keep these costs to a minimum, please vote as soon as you can.

And as an extra cost savings, consider voting by proxy online or by calling the toll-free voting number.

Read the material to understand the items to be voted on and have your proxy card in hand.

•	Go to the Web site: http://www.eproxy.com/pofr or call toll-free 1-866-580-9477 to vote by phone.

•	Follow the on-screen or recorded directions.

•	Do not mail your proxy card if you vote by Internet or phone.

•	Relax. You’ve helped Piedmont save money!